Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces First Quarter Financial Results and Operations Update

Calgary, Alberta – June 3, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reported financial results for its first quarter of fiscal year ending January 31, 2010 and an operations update.  Unless otherwise noted, all references to “$” are to U.S. dollars. All references to “Cdn$” are to Canadian dollars (Cdn$1.00 = US$0.92 at closing June 2, 2009).

Financial Summary

At April 30, 2009, the Company had cash and cash equivalents of $6.2 million and no debt outstanding. Working capital was $6.7 million at April 30, 2009, a decrease of $0.9 million from $7.6 million at January 31, 2009 due primarily to $0.7 million of cash General and Administrative (“G&A”) expenses plus $0.3 million of oil and gas additions.

In the first quarter of fiscal 2010, the Company used $0.7 million for cash G&A expenses, which was down $0.4 million from the prior year first quarter costs of $1.1 million primarily due to management implementing cost reductions in the prior year to reduce salary, benefits, consulting fees, office costs and public company costs.

In the first quarter of fiscal 2010, the Company invested $0.3 million in oil and gas additions, mainly related to completing the second phase of the shale gas exploration program in the Windsor Block of Eastern Canada, of which $0.1 million was used for the testing of the N-14-A well and $0.1 million was used for completion operations on the O-61-C well. The Company has invested a total of $17.1 million net in the Windsor Block exploration program since its inception in May 2007.

The Company reported a net loss of $0.7 million ($0.01 net loss per diluted share) for the first quarter of fiscal 2010 compared to a net loss of $1.8 million ($0.04 net loss per diluted share) for the first quarter of fiscal 2009. The decrease in the net loss was due primarily to the positive effects of the elimination of all debt in December 2008, lower G&A costs and a foreign exchange gain due to the weakening of the U.S. dollar.  Revenue for the first quarter of fiscal 2010 totaled $0.03 million compared with $0.15 million in the first quarter of fiscal 2009. The decline in revenue resulted from reduced production volumes due to natural production declines, the sale of a Barnett shale well in the second quarter of fiscal 2009, and lower commodity prices.

Shaun Toker, Triangle’s Chief Financial Officer, commented, “Our improved results in the first quarter of fiscal 2010 reflect the benefit of the elimination of our debt in late 2008.  We also saw a significant decline in our overhead costs due to the implementation of additional cost reduction measures by our management team. We remain committed to managing our cash reserves prudently as we proceed with our exploration program and search for additional partners.”

Operations Update

Windsor Block:
During the first quarter of fiscal 2010, Triangle tested the N-14-A well, which was completed in early December 2008 with a four-stage perforation and fracture treatment. As previously reported, frac flowback operations were suspended in April after the well recovered 15% of load fluid but negligible gas production.  Subsequent analysis indicates an unusually high insitu stress regime in the immediate vicinity of the well, likely due to proximity to a major fault, which contributed to fracture ineffectiveness.  Completion operations on the O-61-C well commenced in March 2009.  Several tight sand and carbonate intervals were perforated but not fracture-treated at this time.  The Company has obtained useful geologic information from the well, which will help guide subsequent exploration efforts.  No hydrocarbon was flowed from the well.

Completion operations on the E-38-A well are currently being designed, and will move forward on the basis of the technical evaluation, equipment availability, government approvals, and partner concurrence.  E-38-A evaluates an area of the Windsor Block which is structurally and geologically distinct from previous wells drilled in the field.

On April 15, 2009, the exploration agreement on the Windsor Block was superseded by a 10-year production lease, which was filed on EDGAR and SEDAR on April 20, 2009.  The key points of the lease include:

•
The production lease grants rights to 474,625 gross acres (270,000 net acres), covering substantially all of the land which the Company had leased previously under the terms of an Exploration Agreement. Fringe acreage deemed non-prospective was voluntarily surrendered by Triangle;

•
 Triangle holds rights to conventional oil and gas within the lease, which includes shale gas in the Windsor and Horton Groups, excluding natural gas from coal. Triangle believes coals are not prospective within the Windsor Block;

•
 To retain rights to this land block, Triangle has agreed to drill seven wells, complete three wells previously drilled, and acquire seismic to continue to evaluate the Windsor Block prior to April 15, 2014.  These wells are to be distributed across the land block to fully evaluate conventional and shale resources.  In addition to annual progress reporting to maintain the lease in good standing, on the second anniversary of the lease the Company is obliged to provide a detailed report to the Nova Scotia government to assess its evaluation activities to maintain certain lands.  After the fifth anniversary, leased areas not adequately drilled or otherwise evaluated may be subject to surrender;

•	Current royalty rates are set at 10% in Nova Scotia; and
•
Tenure on some or all of the lands is eligible for renewal after the first ten years, based on the establishment of commercial production and/or the satisfaction of certain drilling and evaluation criteria.

Triangle has agreed to complete the three wells that were drilled last year and acquire seismic, at a total gross estimated cost of Cdn$2.0 million, prior to the first anniversary of the lease.  The Company has posted a refundable 10% deposit of Cdn$200,000 related to the first year commitment.

For the balance of fiscal 2010, the Company plans to continue the technical evaluation of the five wells drilled to date on the Windsor Block, including completing and testing the remaining uncompleted well that was drilled in 2008, acquiring additional seismic, and searching for one or more new joint venture partners to join in the next phase of exploration on the Windsor Block.

Howard Anderson, President of Triangle commented, “We are pleased to have successfully converted our Windsor Block exploration agreement with the Nova Scotia government to a ten-year production lease.  This agreement provides the land tenure necessary to confidently move forward with our efforts to establish commercial production.  We will continue to focus the majority of our time, expertise and capital resources on this project.”

Conference Call Information

Triangle has scheduled a conference call to review first quarter fiscal 2010 on June 4 at 11:00 a.m. Eastern Time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 12765656.

The call will be available for replay beginning two hours after the call is completed through midnight of June 8, 2009. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 12765656.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on an emerging Canadian shale gas project covering 475,000 gross acres (270,000 net acres) in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.
For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The financial statements referred to in this press release have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. The Company has not prepared, nor is it required to prepare, a reconciliation of its financial statements to Canadian generally accepted accounting principles.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended April 30,	Three Months Ended April 30,
	2009 $	2008 $

Revenue, net of royalties	33,904	152,119

Operating Expenses

Oil and gas production	20,701	59,227
Depletion and accretion	41,215	70,299
Depreciation – property and equipment	4,339	9,759
General and administrative	819,848	1,200,718
Foreign exchange gain	(149,079)	(4,006)

	737,024	1,335,997

Loss from Operations	(703,120)	(1,183,878)

Other Income (Expense)

Accretion of discounts on convertible debentures	-	(1,215,358)
Amortization of debt issue costs	-	(109,584)
Interest expense	-	(253,980)
Interest and royalty income	6,172	17,215
Unrealized gain on fair value of derivatives	-	919,330

Total Other Income (Expense)	6,172	(642,377)

Loss for the Period	(696,948)	(1,826,255)

Loss Per Share – Basic and Diluted	(0.01)	(0.04)

Weighted Average Number of Shares Outstanding – Basic and Diluted	69,926,000	47,433,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

	April 30, 2009 $	January 31, 2009 $

ASSETS

Current Assets

Cash and cash equivalents	6,159,767	8,449,471
Prepaid expenses	357,112	339,839
Other receivables	403,027	998,511

Total Current Assets	6,919,906	9,787,821

Property and Equipment	58,429	39,765

Oil and Gas Properties	17,233,533	16,942,864

Total Assets	24,211,868	26,770,450

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	114,605	2,123,079
Accrued liabilities	90,244	90,539

Total Current Liabilities	204,849	2,213,618

Asset Retirement Obligations	740,077	727,862

Total Liabilities	944,926	2,941,480

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 69,926,043 shares (January 31, 2009 – 69,926,043 shares)	699	699

Additional Paid-In Capital	81,290,635	81,155,715

Warrants	4,237,100	4,237,100

Deficit	(62,261,492)	(61,564,544)

Total Stockholders’ Equity	23,266,942	23,828,970

Total Liabilities and Stockholders’ Equity	24,211,868	26,770,450